Exhibit 23.2
Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement on Form S-8 of Liberty Global plc of our report dated March 28, 2023, with respect to the consolidated financial statements of VMED O2 UK Limited, which report appears in the Form 10-K/A of Liberty Global plc dated March 28, 2023.

/s/ KPMG LLP

London, United Kingdom
July 12, 2023